Exhibit 5.1

June 10, 2013

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Arena Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 43,581,606 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”) issuable pursuant to the Company’s 2013 Long-Term Incentive Plan (the “Incentive Plan”).

In connection with this opinion, I have examined and relied upon the Registration Statement and related prospectus, the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, the Incentive Plan and the originals or copies certified to my satisfaction of such other records, documents, certificates, memoranda and other instruments as I deemed necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued and sold in accordance with the Incentive Plan, the Registration Statement, and the related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Steven W. Spector
Steven W. Spector